Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter Ended March 31, 2012

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 7, 2012--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $13.2 million for the first quarter of 2012, which included a non-cash charge of $6.2 million related to equity in losses of unconsolidated entities. Excluding this non-cash charge, the net loss would have been $6.9 million compared to a net loss of $14.8 million for the fourth quarter of 2011 and a net loss of $28.4 million for the first quarter of 2011.

2012 First Quarter Highlights Compared with 2011 Fourth Quarter:

●	Growth in Net Interest Income and Margin:
o	Net interest income, excluding fair value adjustments, increased by $1.3 million.

o	Net interest margin, excluding fair value adjustments, increased by 21 basis points to 3.20%.

●	Improvement in Charge-Offs activity and stable non-performing assets levels:
o	Net charge-offs decreased by $21.6 million to $46.2 million, or 1.78% (annualized) of average loans, the lowest level since the first quarter of 2009.

o	Provision for loan and lease losses decreased for the fifth consecutive quarter, a decrease of $5.8 million to $36.2 million.

o	Inflows of loans into non-performing status declined by $50.8 million, or 30% from the previous quarter.

o	The level of non-performing loans decreased for the eighth consecutive quarter, declining by $23.7 million from the previous quarter to $1.12 billion.

o	Total non-performing assets decreased by $5.0 million.

●	Improved fee income from diversified sources:
o	Revenues from broker-dealer activities increased by $0.9 million.

o	Revenues from insurance activities increased by $0.5 million.

o	Deposit fee income increased by $0.3 million.

●	Decrease of $0.6 million in Non-Interest Expenses.

●	Non-cash charge associated with the equity in losses of unconsolidated entities of $6.2 million, compared to gains of $1.7 million in the fourth quarter of 2011.

●	Increase of $1.9 million in the Income Tax Expense mainly related to increased income from profitable subsidiaries.

●	Strong capital position:
o	Total capital, Tier 1 capital and Leverage ratios of the Corporation of 17.36%, 16.04% and 12.31%, respectively, up from 17.12%, 15.79% and 11.91%, respectively, as of December 31, 2011.

o
Total capital, Tier 1 capital and Leverage ratios of the Corporation’s wholly owned banking subsidiary, FirstBank of 16.83%, 15.50% and 11.91%, respectively, up from 16.58%, 15.25%, and 11.52%, respectively, as of December 31, 2011.

o	13.14% Tier 1 common risk-based capital ratio, up from 12.96% as of December 31, 2011.

o	10.20% tangible common equity ratio, down from 10.25% as of December 31, 2011.

●
Growth of $119.6 million, or 2%, in core deposits while reducing its cost by 14 basis points, reflecting increases in retail and commercial demand deposits, as well as in savings accounts, since December 31, 2011. Brokered deposits decreased by $125.6 million, or 3%.

●	Strong loan originations amounted to $569 million for the first quarter.

●	Total assets of $13.1 billion, a decrease of $41.7 million since the beginning of the year, driven by commercial loans paid-off during the quarter.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented “First quarter results demonstrated continued progress in our operating metrics toward our goal to return to profitability, as we continue making progress in key areas and adding to our revenue growth opportunities. Net interest income and margin increased as a result of improvements in our deposit mix and pricing, commensurate with higher yields on earning assets. Our strategies to increase core deposits were successful, as these grew $119 million, or 2%, and we continue focused on reducing the overall cost of funding. We are encouraged by the growth in retail and commercial deposits as we continue to explore new services to retain current clients and attract new ones. Deposit customers grew by 2% and deposit fee income increased by 9% during the first quarter of 2012, reflecting the strength of our franchise and the comprehensive suite of alternatives available to our customers. We are pleased with the increase in fee income reflecting the diversity of our strategies, including improvements in underwriting fees from our broker-dealer operations and increases in insurance income. In addition, despite the typical seasonal increase in certain expenses, non-interest expenses decreased $0.6 million. We are determined to continue with a strict cost control strategy. Credit quality continued to improve with a $22 million, or 32%, decrease in net charge-offs while the inflows of loans into non-performing and adversely classified categories decreased during the quarter, this trend has contributed to a decrease in the provision for loan losses. Even so, our non-performing assets levels remain elevated and continue to be a challenge in the current economic environment. Improving asset quality continues to be our first priority.”

Mr. Alemán stated further, “Pre-tax, pre-provision income improved to $34.8 million from $28.5 million the previous quarter, significantly reducing our quarterly operating loss. We will continue to execute our strategic plans by making selective investments in initiatives to achieve profitability, shall remain disciplined in our pricing of loans and deposits, and will continue to work to improve our credit quality, risk profile and operating efficiency. Having continued with our targeted loan origination strategies, total originations closed strong at $569 million during the quarter. Our goals are to increase our consumer and commercial market share, and, aligned with our cross-sell and product penetration initiatives, increase the contribution to earnings from fee income activities while improving net interest margins and expense levels in relation to revenues. As part of these efforts, the Corporation has decided to re-enter the credit card business and, as informed in a separate press release, the Corporation recently executed a definitive agreement to acquire a $400 million FirstBank branded credit card portfolio. Disciplined management of capital in order to generate an appropriate return to our stockholders is our priority,” concluded Mr. Alemán.

The following table provides details with respect to the calculation of (loss) earnings per common share for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011:

(In thousands, except per share information)	Quarter Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Net loss	$(13,182)	$(14,842)	$(28,420)
Cumulative convertible preferred stock dividend (Series G)	-	(997)	(5,302)
Preferred stock discount accretion (Series G)	-	(145)	(1,715)
Favorable impact from issuing common stock in exchange for Series G
preferred stock, net of issuance costs (1)	-	277,995	-

Net (loss) income attributable to common stockholders - basic	$(13,182)	$262,011	$(35,437)
Convertible preferred stock dividends and accretion	-	1,142	-
Net (loss) income attributable to common stockholders - diluted	$(13,182)	$263,153	$(35,437)

Average common shares outstanding	205,217	192,546	21,303
Average potential common shares	-	2,195	-
Average common shares outstanding -
assuming dilution	205,217	194,741	21,303

Basic (loss) earnings per common share	$(0.06)	$1.36	$(1.66)
Diluted (loss) earnings per common share	$(0.06)	$1.35	$(1.66)

(1) Excess of carrying amount of the Series G Preferred Stock exchanged over the fair value of new common shares issued in the fourth quarter of 2011.

In connection with the conversion of the Series G Preferred Stock held by the U.S. Treasury into common shares at a discount, which was completed on October 7, 2011, a one-time, non-cash increase to income available to common stockholders of $278 million was recognized in the fourth quarter of 2011. This non-cash increase in income available to common stockholders had no effect on the Corporation’s overall equity or its regulatory capital. As a result, the Corporation reported net income attributable to common stockholders of $263.2 million, or $1.35 per common diluted share in the fourth quarter of 2011. Excluding the one-time impact of this transaction, the net loss attributable to common stockholders was $15.9 million, or a loss of $0.08 per common share, for the fourth quarter of 2011 compared to a net loss attributable to common stockholders of $13.2 million, or a loss of $0.06 per common share, for the first quarter of 2012.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Earnings Highlights

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Earnings (in thousands)
Net loss	$(13,182)	$(14,842)	$(24,046)	$(14,924)	$(28,420)
Net (loss) income attributable to common stockholders - basic	$(13,182)	$262,011	$(31,143)	$(22,205)	$(35,437)
Net (loss) income attributable to common stockholders - diluted	$(13,182)	$263,153	$(31,143)	$(22,205)	$(35,437)
Adjusted Pre-Tax, Pre-Provision Income (1)	$34,797	$28,481	$29,056	$30,045	$41,965

Common share data
(Loss) earnings per common share basic	$(0.06)	$1.36	$(1.46)	$(1.04)	$(1.66)
(Loss) earnings per common share diluted	$(0.06)	$1.35	$(1.46)	$(1.04)	$(1.66)

Financial ratios
Return on average assets	-0.41%	-0.43%	-0.69%	-0.41%	-0.75%
Return on average common equity	-3.84%	-4.77%	-21.33%	-14.77%	-23.42%
Total capital	17.36%	17.12%	12.39%	12.40%	11.97%
Tier 1 capital	16.04%	15.79%	11.07%	11.08%	10.65%
Leverage	12.31%	11.91%	8.41%	8.04%	7.78%
Tangible common equity (2)	10.20%	10.25%	3.84%	3.84%	3.71%
Tier 1 common equity to risk-weight assets (2)	13.14%	12.96%	4.79%	4.93%	4.82%
Net interest margin (3)	3.25%	3.03%	2.86%	2.68%	2.89%
Efficiency	77.21%	75.81%	76.63%	64.84%	56.46%

Common shares outstanding	206,134,458	205,134,171	21,303,669	21,303,669	21,303,669

Average common shares outstanding
Basic	205,217,068	192,545,961	21,302,949	21,302,949	21,302,949
Diluted	205,217,068	194,740,802	21,302,949	21,302,949	21,302,949

(1) Non-GAAP measure, see "Adjusted Pre-Tax, Pre-Provision" in "Basis of Presentation" section below for additional information.

(2) Non-GAAP measures, see "Tangible Common Equity" and "Basis of Presentation" sections below for additional information.

(3) On a tax-equivalent basis. See Net interest income section below and Exhibit A (Table 2) for additional information about this non-GAAP measure.

The lower net loss for the quarter ended March 31, 2012, compared to the fourth quarter of 2011, was mainly driven by: (i) a $5.8 million reduction in the provision for loan and lease losses driven by a slower migration of loans to adversely classified categories and improved charge-off trends, (ii) a $1.9 million favorable variance related to changes in the fair value of the Corporation’s medium-term notes, (iii) a $1.3 million increase in net interest income, excluding fair value adjustments, as the Corporation’s net interest margin improved by 21 basis points to 3.20%, driven by the repricing of retail deposit products, the restructuring of repurchase agreements, and benefits from the utilization of low-yielding cash balances at the Federal Reserve to repay maturing borrowings, and (iv) a $0.6 million decrease in non-interest expenses, reflecting lower losses on REO activities, lower marketing expenses and a reduction in the FDIC insurance premium expense,. Also contributing to the lower loss during the first quarter was an increase in fee income from the Corporation’s broker-dealer and insurance agency operations as well as higher deposit fee income and revenues from mortgage banking activities. These variances were partially offset by a $1.9 million increase in the income tax expense mainly related to profitable subsidiaries and a non-cash charge associated with the equity in losses of unconsolidated entities of $6.2 million recorded in the first quarter of 2012.

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives and liabilities measured at fair value and equity in earnings or losses of unconsolidated entities. In addition, earnings are adjusted for items that Management believes may distort underlying performance trends because they are outside of ordinary banking activities, and/or are regarded by Management to be infrequent or short-term in nature because of their unusual size (see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation” for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $34.8 million in the 2012 first quarter, up from $28.5 million in the prior quarter:

Pre-Tax, Pre-Provision Income
(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Loss before income taxes	$(11,049)	$(14,600)	$(21,158)	$(12,318)	$(24,834)
Add: Provision for loan and lease losses	36,197	41,987	46,446	59,184	88,732
Less: Net loss (gain) on sale and OTTI of investment securities	1,207	1,014	(12,156)	(21,342)	(19,341)
Less: Gain on sale of FirstBank Insurance VI	-	-	-	-	(2,845)
Add: Unrealized (gain) loss on derivatives instruments and liabilities
measured at fair value	(283)	1,746	2,555	1,162	253
Add: Contingency adjustment - tax credits	2,489	-	-	-	-
Add: Loss on early extinguishment of borrowings	-	-	9,012	1,823	-
Add: Equity in losses (earnings) of unconsolidated entities	6,236	(1,666)	4,357	1,536	-
Adjusted Pre-tax, pre-provision income (1)	$34,797	$28,482	$29,056	$30,045	$41,965

Change from most recent prior quarter - amount	$6,315	$(574)	$(989)	$(11,920)	$2,761
Change from most recent prior quarter - percent	22.2%	-2.0%	-3.3%	-28.4%	7.1%

(1) See "Basis of Presentation" for definition.

As discussed in the sections that follow, the increase in pre-tax, pre-provision income from the 2011 fourth quarter primarily reflected: (i) an increase of $1.3 million in net interest income, excluding fair value adjustments, (ii) a combined $1.4 million increase in broker-dealer and insurance income, and (iii) a $0.8 million increase in mortgage banking revenues. A decrease in operating expenses, which reflects a decrease of $3.8 million in write-downs to the value of REO properties and a realized gain of $1.3 million on certain REO commercial properties sold during the first quarter also contributed to the improvement in pre-tax, pre-provision income. As economic conditions improve and management continues focused to return to profitability, we should start to see a change in the decreasing trend in pre-tax, pre-provision income observed in 2011 that was driven by the execution of balance sheet deleveraging strategies. We see opportunities in 2012 for expansion of net interest margins, through the growth of our consumer and commercial market share while prudently managing the pricing of loans and deposits, and we are determined to maximize fee income growth opportunities while controlling expenses and improving operational efficiencies.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(dollars in thousands)
	Quarter Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net Interest Income (in thousands)
Interest Income - GAAP	$152,107	$156,752	$158,542	$163,418	$180,903
Unrealized (gain) loss on
derivative instruments	(332)	(246)	954	1,185	(345)
Interest income excluding valuations	151,775	156,506	159,496	164,603	180,558
Tax-equivalent adjustment	1,741	1,456	1,521	1,504	2,314
Interest income on a tax-equivalent basis excluding valuations	153,516	157,962	161,017	166,107	182,872

Interest Expense - GAAP	50,241	58,209	64,287	68,983	74,624
Unrealized (loss) gain on
derivative instruments and liabilities measured at fair value	(49)	(1,992)	(1,601)	23	(598)
Interest expense excluding valuations	50,192	56,217	62,686	69,006	74,026

Net interest income - GAAP	$101,866	$98,543	$94,255	$94,435	$106,279

Net interest income excluding valuations	$101,583	$100,289	$96,810	$95,597	$106,532

Net interest income on a tax-equivalent basis excluding valuations	$103,324	$101,745	$98,331	$97,101	$108,846

Average Balances (in thousands)
Loans and leases	$10,389,246	$10,637,523	$10,832,426	$10,997,295	$11,672,619
Total securities and other short-term investments	2,397,918	2,665,918	2,787,708	3,550,743	3,588,028
Average Interest-Earning Assets	$12,787,164	$13,303,441	$13,620,134	$14,548,038	$15,260,647

Average Interest-Bearing Liabilities	$10,725,162	$11,255,725	$11,944,454	$12,809,375	$13,494,702

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.78%	4.67%	4.62%	4.51%	4.80%
Average rate on interest-bearing liabilities - GAAP	1.88%	2.05%	2.14%	2.16%	2.24%
Net interest spread - GAAP	2.90%	2.62%	2.48%	2.35%	2.56%
Net interest margin - GAAP	3.20%	2.94%	2.75%	2.60%	2.82%

Average yield on interest-earning assets excluding valuations	4.77%	4.67%	4.65%	4.54%	4.79%
Average rate on interest-bearing liabilities excluding valuations	1.88%	1.98%	2.08%	2.16%	2.22%
Net interest spread excluding valuations	2.89%	2.69%	2.57%	2.38%	2.57%
Net interest margin excluding valuations	3.20%	2.99%	2.82%	2.64%	2.83%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.83%	4.71%	4.69%	4.58%	4.86%
Average rate on interest-bearing liabilities excluding valuations	1.88%	1.98%	2.08%	2.16%	2.22%
Net interest spread on a tax-equivalent basis and excluding valuations	2.95%	2.73%	2.61%	2.42%	2.64%
Net interest margin on a tax-equivalent basis and excluding valuations	3.25%	3.03%	2.86%	2.68%	2.89%

Net interest income, excluding valuations, increased $1.3 million when compared to the fourth quarter of 2011 driven by an increase of 21 basis points in the net interest margin to 3.20% from 2.99% in the fourth quarter of 2011. The improvement was derived from a combination of factors, including improved deposit pricing, funding cost reductions resulting from the re-structuring of repurchase agreements, and improved yields on interest-earning assets. During the first quarter of 2012, the Corporation reduced the average cost of funds by lowering the rates paid on certain of its savings, interest-bearing checking accounts and retail CDs. The average rate paid on non-brokered CDs declined by 14 basis points during the first quarter of 2012, or a reduction of approximately $2.0 million in interest expense. Also, the Corporation benefited from the restructuring of $200 million of repurchase agreements during the first quarter of 2012, which resulted in a reduction of $0.3 million in interest expense. Further reductions in interest expense and the average cost of funds could be realized during 2012, as maturing brokered CDs and advances are renewed at lower current rates.

Higher yields in interest-earning assets also contributed to the improvement in net interest margin, reflecting the reduction of low-yielding average cash balances used to pay down a portion of maturing brokered CDs, medium-term notes and advances from the Federal Home Loan Bank (FHLB). During the first quarter of 2012, average cash balances decreased by $230.9 million, while the average balance of brokered CDs decreased by $468.3 million.

The positive effect of the aforementioned variances was partially offset by a decrease of $248.3 million in the average volume of loans, led by a decline of $179.8 million in the average volume of commercial loans. This was primarily a result of loans paid-off during the quarter, the proceeds of which were partially used to repay maturing borrowings. Additionally, net interest income was adversely affected by: (i) lower yields on commercial loans, mainly resulting from lower penalties, late charges and fees on loans paid-off as well as the application of interest payments on certain non-performing loans against the principal balance on a cost recovery basis instead of the recognition of interest payments through income on a cash basis, and (ii) due to one less day than the previous quarter, as the decrease in interest income on commercial and consumer loans offset the benefit from lower interest expense of deposits and borrowings by approximately $0.6 million.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the first quarter of 2012 was $36.2 million, down $5.8 million from the fourth quarter 2011 provision. The decline in the provision reflected primarily a lower provision for commercial mortgage loans due to a decrease in the migration of loans to adversely classified and/or impaired categories and the overall decrease in the size of this portfolio. Also contributing to the decrease, were lower provisions for residential mortgage and consumer loans, mainly due to improvements in charge-offs and delinquency levels. The current quarter’s provision for loan and lease losses was $10.0 million less than total net charge-offs, as approximately 62% of charge-offs for commercial and construction loans were related to reserves established in prior periods (see “Credit Quality” section below for a full discussion.)

Non-Interest Income

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2012	2011	2011	2011	2011

Other service charges	$1,519	$2,116	$1,485	$1,456	$1,718
Service charges on deposit accounts	3,247	2,988	3,098	3,054	3,332
Mortgage banking activities	4,475	3,717	3,676	9,336	6,591
(Loss) gain on sale of investments, net of impairments	(1,207)	(1,014)	12,156	21,342	19,341
Broker-dealer income	1,263	381	173	783	48
Other operating income	5,414	4,816	6,745	6,250	9,455
Loss on early extinguishment of borrowings	-	-	(9,012)	(1,823)	-
Equity in (losses) earnings of unconsolidated entities	(6,236)	1,666	(4,357)	(1,536)	-

Non-interest income	$8,475	$14,670	$13,964	$38,862	$40,485

Non-interest income decreased $6.2 million from the 2011 fourth quarter primarily due to:

●
Non-cash charge associated with the equity in losses of unconsolidated entities of approximately $6.2 million recorded in the first quarter, a variance of $7.9 million compared to the fourth quarter of 2011. This non-cash adjustment mainly relates to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank in 2011. The Bank held a 35% subordinated ownership interest in CPG/GS as of March 31, 2012.

●	A $0.4 million decrease in credit card merchant fees mainly due to seasonality, included as part of “Other service charges” in the table above.

●	An increase of $0.2 million in other-than-temporary impairment charges (OTTI) on debt securities, included as part of “(Loss) gain on sale of investments, net of impairments” in the table above.

Partially offset by:

●
A $0.9 million increase in income from the Corporation’s broker-dealer activities, primarily driven by fees recorded in connection with the underwriting of notes and bonds issued by government entities in Puerto Rico.

●
A $0.8 million increase in revenues from mortgage banking activities, driven by higher gains on the sale of mortgage loans. The Corporation sold approximately $46.9 million of residential mortgage loans in the first quarter of 2012 realizing a gain (including the recognition of servicing rights) of $1.5 million compared to a gain of $0.8 million recorded in the previous quarter on the sale of $32.9 million of residential mortgage loans. The linked-quarter comparison was also favorably impacted by a $0.6 million reduction in temporary impairments of servicing assets. This was partially offset by a $0.5 million reduction in income from the Corporation’s mortgage loan securitization activities.

●
A $0.5 million increase in income from the insurance agency operations in Puerto Rico primarily reflecting seasonal profit sharing received by the agency based on the volume of insurance policies production of the agency for the year 2011.

●
A $0.3 million increase in deposit fee income, reflecting higher overdraft and service charge fees attributable to both increased volume activity and fees from increased service charges on certain savings accounts.

Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2012	2011	2011	2011	2011

Employees' compensation and benefits	$31,611	$29,254	$29,375	$29,407	$30,439
Occupancy and equipment	15,676	15,603	15,468	15,603	15,250
Deposit insurance premium	11,987	12,411	13,602	14,125	13,465
Other taxes, insurance and supervisory fees	4,437	4,332	4,859	3,557	4,967
Professional fees	5,179	4,692	5,983	6,072	5,137
Business promotion	2,547	3,482	2,509	3,628	2,664
Net loss on REO operations	3,443	8,602	4,952	5,971	5,500
Other	10,313	7,450	6,183	8,068	5,444
Total	$85,193	$85,826	$82,931	$86,431	$82,866

Non-interest expenses decreased $0.6 million to $85.2 million in the first quarter of 2012 compared to the fourth quarter of 2011, substantially related to:

●
A decrease of $5.2 million in losses from REO activities, reflecting a $3.8 million decrease in write-downs to the value of REO properties. The prior quarter included write-downs of approximately $1.8 million related to $10.0 million of REO properties optioned as part of a special auction sponsored by the Corporation. Approximately $5.6 million of such properties were sold during the first quarter. Also impacting the comparison to the previous quarter was the $1.3 million gain realized in the first quarter of 2012 on the sale of certain commercial REO properties in both, Puerto Rico and Florida.

●	A decrease of $0.9 million in business promotion expenses, mainly due to lower marketing activities as well as decreases in marketing research-related costs.

●	A decrease of $0.4 million in the deposit insurance premium expense mainly resulting from the decrease in the Bank’s average total assets.

●	A decrease of $0.4 million in write-downs and realized losses on the disposition of non-real estate repossessed assets.

Partially offset by:

●	An increase of $2.4 million in employees’ compensation and benefits expenses, reflecting higher seasonal payroll taxes and higher bonuses expenses.

●	A $2.5 million non-recurring charge associated with a contingency adjustment related to the collectibility of certain tax credits, included as part of “other expenses” in the table above.

●
A $0.5 million increase in professional fees, primarily legal fees and related expenses, partially offset by the decrease of $1.4 million in directors’ fees associated with the election of new directors to the Corporation’s Board of Directors during the previous quarter.

●
A negative variance of $0.85 million in the provision for off-balance sheet exposures, as the previous quarter included a $0.7 million reserve release related to the decline in the amount of unfunded loan commitments compared to a slight reserve increase of $0.2 million in the first quarter of 2012.

Income Taxes

The income tax expense for the first quarter of 2012 amounted to $2.1 million compared to an income tax expense of $0.2 million for the fourth quarter of 2011, a variance driven by the increased income of profitable subsidiaries. As of March 31, 2012, the deferred tax asset, net of a valuation allowance of $370.3 million, amounted to $4.9 million compared to $5.4 million as of December 31, 2011. The Corporation continued to increase the valuation allowance related to deferred tax assets created in connection with the operations of its banking subsidiary FirstBank. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns, thus, losses of one entity cannot offset income of other subsidiary.

CREDIT QUALITY

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Non-performing loans held for investment:
Residential mortgage	$341,188	$338,208	$364,561	$380,165	$391,962
Commercial mortgage	244,391	240,414	188,326	196,037	129,828
Commercial and Industrial	263,604	270,171	315,360	309,888	327,477
Construction	231,071	250,022	270,411	280,286	341,179
Consumer and Finance leases	39,159	39,547	45,031	42,065	42,605
Total non-performing loans held for investment	1,119,413	1,138,362	1,183,689	1,208,441	1,233,051

REO	135,905	114,292	109,514	96,618	91,948
Other repossessed property	12,494	15,392	14,397	14,884	15,125
Other assets (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,332,355	$1,332,589	$1,372,143	$1,384,486	$1,404,667

Non-performing loans held for sale	-	4,764	5,107	5,087	5,454
Total non-performing assets, including loans held for sale	$1,332,355	$1,337,353	$1,377,250	$1,389,573	$1,410,121

Past due loans 90 days and still accruing	$133,191	$130,816	$156,775	$156,919	$154,299
Non-performing loans held for investment to total loans held for investment	10.87%	10.78%	11.13%	11.23%	11.12%
Non-performing assets, excluding non-performing loans held for sale,
to total assets, excluding non-performing loans held for sale	10.18%	10.15%	10.19%	9.81%	9.30%
Non-performing assets to total assets	10.18%	10.19%	10.22%	9.85%	9.34%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Credit quality performance in the 2012 first quarter reflected continued improvement in the overall loan portfolio relating to net charge-off activity, as well as moderate improvements in delinquency trends. Total non-performing loans decreased $23.7 million led by foreclosures, charge-offs, principal repayments and a decrease in the inflows of non-performing loans. Total non-performing assets, which include repossessed assets, decreased by $5.0 million, or 1%. New non-performing loans inflows of $121.0 million, decreased by $50.8 million, or 30%, compared to inflows of $171.8 million in the prior quarter. Total delinquencies, which include all loans 30 days or more past due and non-accrual loans, decreased by $16.4 million.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.12 billion at March 31, 2012, which represented 10.87% of total loans held for investment. This represents a decrease of $23.7 million, or 2%, from $1.14 billion, or 10.78% of total loans held for investment at December 31, 2011.

Non-performing construction loans decreased by $23.7 million, or 9%, from the end of the fourth quarter of 2011. Non-performing construction loans in the Virgin Islands decreased by $23.0 million, led by the foreclosure of the underlying collateral of two commercial projects in the Virgin Islands with an aggregate book value of $16.8 million (net of charge-offs of $4.9 million recorded at the time of foreclosure) and a charge-off of $2.2 million in another commercial project. Non-performing construction loans in Puerto Rico decreased by $5.2 million mainly due to net charge-offs of $10.4 million in the first quarter, led by a $7.5 million charge-off recorded for a commercial project. This was partially offset by inflows of $5.2 million, including a $4.4 million residential land loan. Meanwhile, non-performing construction loans in the United States increased by $4.5 million driven by the inflow to non-performing status of a $4.5 million residential land loan. The inflows of non-performing construction loans increased by $4.4 million from $6.4 million for the fourth quarter of 2011 to $10.7 million in the first quarter of 2012.

Commercial and Industrial (C&I) non-performing loans decreased by $6.6 million, or 2%, on a sequential quarter basis, reflecting primarily charge-offs and a decline in the level of inflows. The decline was mainly in Puerto Rico where C&I non-performing loans decreased by $8.8 million, led by net charge-offs of $12.6 million, foreclosures of $5.1 million and repayments of $4.2 million. This was partially offset by inflows of $14.5 million during the first quarter, including three relationships individually in excess of $1 million totaling $9.5 million. Non-performing C&I loans in the Virgin Islands increased by $2.4 million driven by the inflow to non-performing status of three loans, including one loan of $1.3 million. C&I non-performing loans in the United States remained almost unchanged with a decrease of $0.1 million, mainly related to charge-offs. Total inflows of non-performing C&I loans, for all geographic segments, declined 26% from $27.0 million for the fourth quarter of 2011 to $19.9 million for the first quarter of 2012.

Non-performing residential mortgage loans increased $3.0 million, or less than 1%, from December 31, 2011. The increase was mainly due to an increase in the inflows of non-performing residential mortgage loans in Puerto Rico. This was partially offset by several factors, including: (i) loans brought current, (ii) foreclosures that contributed to the increase in the REO portfolio discussed below, (iii) the restoration to accrual status of modified loans that successfully completed a trial performance period and (iv) charge-offs and principal repayments. The level of inflows of non-performing residential mortgage loans increased 16% from $49.4 million for the fourth quarter of 2011 to $57.3 million in the first quarter.

In terms of geographic segments, non-performing residential mortgage loans in Puerto Rico increased by $8.4 million, partially offset by a $5.6 million decrease in the United States driven by the repayment of a $5.3 million loan. Non-performing residential mortgage loans in the Virgin Islands increased by $0.3 million. Approximately $222.1 million, or 65% of total non-performing residential mortgage loans, have been written down to their net realizable value.

Non-performing commercial mortgage loans increased by $4.0 million, or 2%, from the end of the fourth quarter of 2011. Non-performing commercial mortgage loans in Puerto Rico increased by $1.9 million led by the inflow of a $5.1 million relationship that was modified as a troubled debt restructuring (TDR) during the first quarter, partially offset by foreclosures. Non-performing commercial mortgage loans in the Virgin Islands increased by $2.1 million mainly associated with the inflow to non-performing status of two relationships with an aggregate balance of $5.1 million, including a $2.9 million TDR loan that redefaulted during the first quarter. This was partially offset by, among other things, the foreclosure of the underlying collateral of a $3.0 million loan. Non-performing commercial mortgage loans in the United States remained almost unchanged with a decrease of less than $0.1 million, however, the activity showed increases due to inflows of $4.0 million led by two relationships with an aggregate balance of $3.8 million, offset by: (i) foreclosures of $1.8 million, (ii) $1.0 million of net charge-offs, (iii) a $0.5 million loan brought current and (iv) $0.7 million in principal repayments. Total inflows of non-performing commercial mortgage loans declined 75% from $74.3 million in the fourth quarter of 2011 to $18.7 million for the first quarter of 2012.

The levels of non-performing consumer loans, including finance leases, showed a $0.4 million decrease during the first quarter of 2012. The decrease was mainly related to auto and personal loans in Puerto Rico, partially offset by an increase in the boats financing category. The inflows of non-performing consumer loans declined 3% from $14.7 million for the fourth quarter of 2011 to $14.3 million in the first quarter of 2012.

As of March 31, 2012, approximately $335.8 million, or 30%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $21.6 million, mainly reflecting the foreclosure of commercial construction properties in the Virgin Islands, including the aforementioned $16.8 million relationship that led to the decrease in non-performing construction loans. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management continues to execute strategies to dispose of real estate acquired in satisfaction of debt.

The following table shows the activity during the first quarter of 2012 of the REO portfolio by geographic region and type of property:

(In thousands)	As of March 31, 2012
	Puerto Rico			Virgin Islands			Florida			Consolidated
	Residential	Commercial	Construction	Residential	Commercial	Construction	Residential	Commercial	Construction
Beginning Balance	$55,381	$24,629	$5,778	$6,520	$-	$680	$5,710	$11,613	$3,981	$114,292
Additions	12,774	11,477	76	-	3,061	17,388	1,483	1,989	-	48,248
Sales	(10,099)	(3,008)	(163)	(374)	-	-	(2,188)	(4,695)	-	(20,527)
Fair value adjustments	(3,069)	(1,993)	(331)	-	-	(12)	(222)	(241)	(240)	(6,108)
Ending balance	$54,987	$31,105	$5,360	$6,146	$3,061	$18,056	$4,783	$8,666	$3,741	$135,905

The over 90-day delinquent, but still accruing, loans, excluding loans guaranteed by the U.S. Government, increased during the first quarter of 2012 by $3.6 million to $49.2 million, or 0.48% of total loans held for investment, at March 31, 2012. Loans 30 to 89 days delinquent increased by $0.2 million, to $273.9 million as of March 31, 2012.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Allowance for loan and lease losses, beginning of period	$493,917	$519,687	$540,878	$561,695	$553,025
Provision (recovery) for loan and lease losses:
Residential mortgage	2,336	8,423	17,744	12,845	6,327
Commercial mortgage	1,578	21,746	13,324	6,062	13,381
Commercial and Industrial	20,158	5,302	10,437	21,486	41,486
Construction	7,716	(1,096)	(2,547)	21,354	22,463
Consumer and finance leases	4,409	7,612	7,488	(2,563)	5,075
Total provision for loan and lease losses	36,197	41,987	46,446	59,184	88,732
Loans net charge-offs:
Residential mortgage	(5,731)	(9,077)	(15,816)	(8,937)	(5,161)
Commercial mortgage	(3,594)	(13,555)	(3,309)	(3,150)	(31,104)
Commercial and Industrial	(12,669)	(17,285)	(22,526)	(10,763)	(16,288)
Construction	(15,392)	(19,492)	(16,823)	(47,207)	(17,238)
Consumer and finance leases	(8,785)	(8,348)	(9,163)	(9,944)	(10,271)
Net charge-offs	(46,171)	(67,757)	(67,637)	(80,001)	(80,062)
Allowance for loan and lease losses, end of period	$483,943	$493,917	$519,687	$540,878	$561,695

Allowance for loan and lease losses to period end total loans held for investment	4.70%	4.68%	4.89%	5.02%	5.06%
Net charge-offs (annualized) to average loans outstanding during the period	1.78%	2.55%	2.50%	2.91%	2.74%
Provision for loan and lease losses to net charge-offs during the period	0.78x	0.62x	0.69x	0.74x	1.11x

Provision for Loan and Lease Losses

The provision for loan and lease losses of $36.2 million in the first quarter of 2012 was $5.8 million lower than the provision recorded in the fourth quarter of 2011. The decrease in the provision was principally related to the commercial mortgage and residential mortgage loan portfolios in the United States and the commercial mortgage and consumer loan portfolios in Puerto Rico. These variances were partially offset by increases in the provision for C&I and construction loans in Puerto Rico. It is important to note that, despite the total decrease of $10.0 million, the ratio of the allowance for loans and lease losses to total loans has not changed significantly. The allowance for loan losses to total loans ratio was 4.70% as of March 31, 2012 compared to 4.68% at the end of the prior quarter, while the allowance to total non-performing loans ratio was 43.23% compared to 43.39% for the prior quarter.

The Corporation recorded a reserve release of $4.8 million in the United States for the first quarter of 2012, compared to a provision of $12.7 million for the fourth quarter of 2011, a decrease of $17.5 million. The decrease was mainly attributable to a decrease of $12.7 million in the provision for commercial mortgage loans due to a lower amount of migration of commercial mortgage loans to adversely classified categories as compared to the previous quarter, which reflected an increase of $11.4 million for one relationship. In addition, this variance reflects improved trends in net charge-offs and a reduction in the allowance due to the overall decrease in the commercial mortgage loan portfolio in Florida, driven by principal repayments and loans paid-off. The provision for residential mortgage loans in the United States decreased by $4.9 million driven by the release of a $3.3 million reserve related to a $5.3 million non-performing loan paid-off during the first quarter, reductions in net charge-offs and certain stabilization in the expectations of loss severities for this portfolio.

In Puerto Rico, the Corporation recorded a provision for loan and lease losses of $35.2 million, an increase of $12.6 million compared to the fourth quarter of 2011. The increase was mainly related to an increase of $14.0 million in the provision for C&I loans due to higher charges to specific reserves for certain collateral dependent loans and an increase of $8.3 million in the provision for construction loans. Half of the increase in the provision for construction loans in Puerto Rico was related to a commercial project that required an increased provision due to early signs of further deterioration in collateral value. Partially offsetting these increases was a $5.9 million decline in the provision for commercial mortgage loans due to the decrease in the inflows of loans to impaired status, thus, lower charges to specific reserves were recorded in this quarter. In addition, the provision for consumer loans (including finance leases) decreased by $3.0 million, as losses continued to stabilize in secured portfolios (auto, boats, home equity revolving lines) combined with improved delinquency trends in unsecured loans.

With respect to the Virgin Islands portfolio, the provision for loan and lease losses of $5.8 million was slightly lower than the $6.6 million provision recorded in the fourth quarter of 2011 driven by a $1.0 million reserve release resulting from a specific reserve analysis for a collateral dependent loan modified as a TDR in the first quarter of 2012.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of March 31, 2012 and December 31, 2011 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2012

Non-performing loans held for investment charged-off to realizable value	$222,093	$11,335	$58,205	$41,531	$2,624	$335,788
Other non-performing loans held for investment	119,095	233,056	205,399	189,540	36,535	783,625
Total non-performing loans held for investment	$341,188	$244,391	$263,604	$231,071	$39,159	$1,119,413

Allowance to non-performing loans held for investment	19.13%	43.77%	65.24%	36.23%	142.99%	43.23%
Allowance to non-performing loans held for investment,
excluding non-performing loans charged-off to realizable value	54.82%	45.90%	83.73%	44.16%	153.26%	61.76%

As of December 31, 2011

Non-performing loans held for investment charged-off to realizable value	$233,703	$21,925	$70,462	$70,959	$2,605	$399,654
Other non-performing loans held for investment	104,505	218,489	199,709	179,063	36,942	738,708
Total non-performing loans held for investment	$338,208	$240,414	$270,171	$250,022	$39,547	$1,138,362

Allowance to non-performing loans held for investment	20.31%	45.33%	60.88%	36.55%	152.66%	43.39%
Allowance to non-performing loans held for investment,
excluding non-performing loans charged-off to realizable value	65.72%	49.88%	82.36%	51.04%	163.42%	66.86%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2012 and December 31, 2011, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2012

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$185,194	$53,854	$10,356	$37,895	$3,139	$290,438

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	415,457	313,679	251,082	184,704	21,672	1,186,594
Allowance for loan and lease losses	47,105	57,932	67,248	46,796	5,495	224,576
Allowance for loan and lease losses to principal balance	11.34%	18.47%	26.78%	25.34%	25.36%	18.93%

Loans with general allowance:
Principal balance of loans	2,198,573	1,133,213	3,782,495	176,457	1,528,015	8,818,753
Allowance for loan and lease losses	18,178	49,044	104,731	36,914	50,500	259,367
Allowance for loan and lease losses to principal balance	0.83%	4.33%	2.77%	20.92%	3.30%	2.94%

Total loans held for investment:
Principal balance of loans	$2,799,224	$1,500,746	$4,043,933	$399,056	$1,552,826	$10,295,785
Allowance for loan and lease losses	65,283	106,976	171,979	83,710	55,995	483,943
Allowance for loan and lease losses to principal balance	2.33%	7.13%	4.25%	20.98%	3.61%	4.70%

As of December 31, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$181,081	$13,797	$40,453	$33,759	$2,840	$271,930

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	423,340	354,954	223,572	213,388	20,192	1,235,446
Allowance for loan and lease losses	48,566	59,167	58,652	44,768	3,749	214,902
Allowance for loan and lease losses to principal balance	11.47%	16.67%	26.23%	20.98%	18.57%	17.39%

Loans with general allowance:
Principal balance of loans	2,269,364	1,196,660	3,866,491	180,716	1,538,785	9,052,016
Allowance for loan and lease losses	20,112	49,824	105,838	46,618	56,623	279,015
Allowance for loan and lease losses to principal balance	0.89%	4.16%	2.74%	25.80%	3.68%	3.08%

Total loans held for investment:
Principal balance of loans	$2,873,785	$1,565,411	$4,130,516	$427,863	$1,561,817	$10,559,393
Allowance for loan and lease losses	68,678	108,991	164,490	91,386	60,372	493,917
Allowance for loan and lease losses to principal balance	2.39%	6.96%	3.98%	21.36%	3.87%	4.68%

Net Charge-Offs

Total net charge-offs for the first quarter of 2012 were $46.2 million, or 1.78% of average loans on an annualized basis, down $67.8 million, or an annualized 2.55%, for the fourth quarter of 2011. The amount of net charge-offs and the ratio of net charge-offs to total loans are the lowest since the first quarter of 2009. Decreases in net charge-offs were reflected primarily in Puerto Rico, with a $18.3 million decrease, and in the United States, with a $5.4 million decrease. Total net charge-offs in the Virgin Islands reflected an increase of $2.2 million. Approximately 62% of the construction and commercial charge-offs recorded in the first quarter were related to loans with previously established adequate reserves.

Commercial mortgage loans net charge-offs in the first quarter of 2012 were $3.6 million, or an annualized 0.92% of related average loans, down from $13.6 million, or an annualized 3.44% of related loans, in the fourth quarter of 2011. Approximately 72%, or $2.6 million, of the commercial mortgage loans net charge-offs in the first quarter of 2012 was in Puerto Rico, including $1.2 million related to the foreclosure of loans and generally associated with small relationships. None of the charge-offs was individually in excess of $1 million. Commercial mortgage loans net charge-offs in the United States amounted to $1.0 million for the first quarter of 2012; consisting of three relationships with individual charge-offs under $0.5 million.

C&I loans net charge-offs in the first quarter of 2012 were $12.7 million, or an annualized 1.25% of related average loans, down from $17.3 million, or an annualized 1.64% of related loans, in the fourth quarter of 2011. Substantially all of the charge-offs recorded in the first quarter were in Puerto Rico spread through several industries. Approximately 78%, or $9.8 million, of the net charge-offs in the first quarter of 2012 were related to four relationships with individual charge-offs in excess of $1 million, most of them with previously established adequate reserves.

Residential mortgage loans net charge-offs in the first quarter of 2012 were $5.7 million, or an annualized 0.82% of related average loans. This represents a decrease of $3.3 million from $9.1 million, or an annualized 1.29% of related average balances in the fourth quarter of 2011. Approximately $3.9 million in charge-offs for the first quarter of 2012 ($3.4 million in Puerto Rico, $0.4 million in Florida and $0.1 million in the Virgin Islands) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $5.4 million recorded in the fourth quarter of 2011. Net charge-offs on residential mortgage loans also included $1.5 million related to the foreclosure of loans during the first quarter of 2012, down from $1.8 million recorded for foreclosures in the fourth quarter of 2011.

The total amount of the residential mortgage loan portfolio that had been charged-off to its net realizable value as of March 31, 2012 amounted to $222.1 million. This represents approximately 65% of the total non-performing residential mortgage loan portfolio outstanding as of March 31, 2012.

Construction loans net charge-offs in the first quarter of 2012 were $15.4 million, or an annualized 14.23% of related average loans, down from $19.5 million, or an annualized 16.43% of related loans, in the fourth quarter of 2011. Approximately $10.4 million, of the construction loans net charge-offs in the first quarter of 2012 were in Puerto Rico, including an individual charge-off of $7.5 million related to a commercial project. In the Virgin Islands, construction loans net charge-offs of $7.0 million in the first quarter were primarily associated with three loans, including $4.9 million related to the aforementioned foreclosure of the underlying collateral of non-performing construction commercial projects. The United States construction loan portfolio reflected a net recovery of $2.0 million, including a $1.5 million recovery related to a residential land loan that was fully charged-off previously. The construction portfolio in Florida has been considerably reduced over the past three years to $23.8 million as of March 31, 2012.

Net charge-offs on consumer loans and finance leases in the first quarter of 2012 were $8.8 million, or an annualized 2.26% of related average loans, compared to $8.3 million, or an annualized 2.13% of average loans for the fourth quarter of 2011. The slight increase was mainly related to boat financings.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Residential mortgage	0.82%	1.29%	2.24%	1.24%	0.63%

Commercial mortgage	0.92%	3.44%	0.84%	0.81%	7.37%

Commercial and Industrial	1.25%	1.64%	2.09%	1.01%	1.54%

Construction	14.23%	16.43%	12.78%	28.62%	8.50%

Consumer and finance leases	2.26%	2.13%	2.30%	2.43%	2.43%

Total loans	1.78%	2.55%	2.50%	2.91%	2.74%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	March 31,		December 31,	September 30,	June 30,		March 31,
	2012		2011	2011	2011		2011
PUERTO RICO:

Residential mortgage	0.95%		1.15%	2.50%	1.39%		0.39%

Commercial mortgage	0.98%		4.25%	0.99%	0.34%		10.07%

Commercial and Industrial	1.33%		1.72%	2.20%	1.08%		1.55%

Construction	15.78%		19.45%	15.02%	6.90%		8.77%

Consumer and finance leases	2.28%		2.22%	2.33%	2.49%		2.50%

Total loans	1.80%		2.57%	2.62%	1.57%		2.82%

VIRGIN ISLANDS:

Residential mortgage	0.08%		0.27%	0.19%	-0.13%	(2)	0.05%

Commercial mortgage	0.00%		0.00%	0.00%	0.00%		0.00%

Commercial and Industrial	0.03%		0.00%	0.00%	-0.19%	(3)	1.59%

Construction	19.29%		12.92%	9.78%	77.30%		0.16%

Consumer and finance leases	0.90%		0.14%	2.34%	0.75%		1.05%

Total loans	3.22%		2.24%	1.84%	14.59%		0.45%

FLORIDA:

Residential mortgage	0.90%		3.76%	3.27%	2.07%		3.26%

Commercial mortgage	0.93%		1.98%	0.62%	2.00%		1.65%

Commercial and Industrial	0.72%		3.34%	2.32%	0.00%		0.92%

Construction	-33.52%	(1)	0.92%	6.38%	38.62%		26.29%

Consumer and finance leases	3.59%		1.20%	1.02%	2.85%		1.59%

Total loans	0.00%		2.61%	1.93%	4.38%		4.29%

(1) For the first quarter of 2012, recoveries in construction loans in Florida exceeded charge-offs.
(2) For the second quarter of 2011, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
(3) For the second quarter of 2011, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

Balance Sheet

Total assets were approximately $13.1 billion as of March 31, 2012, down $41.7 million from December 31, 2011. Total loans, net of the allowance for loan and lease losses, decreased by $225.1 million, led by paid-offs, repayments, foreclosures and charge-offs. The reduction was primarily related to C&I and commercial mortgage loans repayments, in both geographic segments, Puerto Rico and the United States, including three relationships amounting to $116.7 million paid-off during the quarter. Proceeds from loan and mortgage-backed securities (MBS) repayments not used to paydown maturing borrowings at the end of the quarter were maintained in cash and cash equivalents that increased by $171.6 million. Other variances within the assets include an increase of $21.6 million in REO, mainly in connection with foreclosed construction-commercial projects in the Virgin Islands (offset by a corresponding decrease in loans), and an increase of $83.5 million in other assets driven by a $100.5 million account receivable related to a 2-Year U.S Treasury Note that matured on March 31, 2012 and was subsequently collected in April (offset by a corresponding decrease in investment securities).

The Corporation is experiencing continued loan demand and has continued with its targeted origination strategies. During the first quarter of 2012, total loan originations, including refinancings and draws from existing commitments, amounted to approximately $569 million, including $63 million of loans to government entities. Originations and purchases of residential mortgage loans remained stable and amounted to $161.9 million for the first quarter of 2012 compared to $160.1 million for the fourth quarter of 2011. Originations of auto loans (including finance leases) amounted to $116.8 million for the first quarter of 2012 compared to $114.8 million for the fourth quarter of 2011 and considerably higher than the $96.1 million volume closed for the same quarter a year ago. Vehicle sales in Puerto Rico have showed signs of improvement and the Corporation has been able to solidify its strong market share in this segment. Commercial and construction loan originations amounted to $183.6 million compared to $210.1 million for the previous quarter. Loans to government entities amounted to $63.4 million compared to $157.4 million for the fourth quarter of 2011.

As of March 31, 2012, liabilities totaled $11.7 billion, a decrease of approximately $30.5 million from December 31, 2011. The decline in total liabilities is mainly attributable to a decrease of $125.6 million in brokered deposits. The Corporation utilized excess liquidity from proceeds of loans and MBS repayments to repay and call prior to maturity approximately $691.7 million of brokered CDs with an average cost of 1.61%. Approximately $581.7 million of the matured brokered CDs were renewed at an average cost of 0.72%. In addition, the Corporation repaid $14 million of maturing FHLB advances and $6.5 million of a matured medium-term note. The Corporation continued to grow its core deposit base and reduce its reliance on brokered CDs by promoting initiatives to increase local deposits and realigning FirstBank’s sales force to increase its commercial and transactional accounts. Commercial and individual demand deposits increased by $66.8 million since the end of the previous quarter. Core savings accounts (including money market accounts) also reflected an increase of $96.4 million that was partially offset by a $54.9 million decrease in retail certificates of deposit, mainly in Florida.

The Corporation’s total stockholders’ equity amounted to $1.4 billion as of March 31, 2012, a decrease of $11.1 million from December 31, 2011, driven by the net loss of $13.2 million for the first quarter. Partially offsetting the net loss was an increase of $1.0 million in other comprehensive income due to higher unrealized gains on available for sale securities and net proceeds of $1.0 million related to 165,000 shares of common stock sold to a director and 115,787 shares of common stock sold to institutional investors that exercised their anti-dilution rights.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of March 31, 2012 were 17.36%, 16.04% and 12.31%, respectively, up from 17.12%, 15.79% and 11.91%, respectively, at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of March 31, 2012 of its banking subsidiary, FirstBank Puerto Rico, were 16.83%, 15.50% and 11.91%, respectively, up from 16.58%, 15.25% and 11.52%, respectively, at the end of the prior quarter. The improvement in capital ratios was driven by a reduction in risk-weighted assets mainly associated with the reduction in commercial loans that carried a 100% risk weighting for purposes of the capital ratios calculation, and, in the case of the leverage ratio, due to the decrease in average total assets. All of the regulatory capital ratios for the Bank are well above the minimum required under the Consent Order with the FDIC. Given the Consent Order, however, the Bank cannot be considered to be a well-capitalized institution.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 10.20% as of March 31, 2012 from 10.25% as of December 31, 2011 and the Tier 1 common equity to risk-weighted assets ratio as of March 31, 2012 increased to 13.14% from 12.96% as of December 31, 2011.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Tangible Equity:
Total equity - GAAP	$1,433,023	$1,444,144	$986,847	$1,009,578	$1,027,269
Preferred equity	(63,047)	(63,047)	(430,498)	(428,703)	(426,724)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(11,100)	(11,689)	(12,277)	(12,866)	(13,454)

Tangible common equity	$1,330,778	$1,341,310	$515,974	$539,911	$558,993

Tangible Assets:
Total assets - GAAP	$13,085,623	$13,127,275	$13,475,572	$14,113,973	$15,104,090
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(11,100)	(11,689)	(12,277)	(12,866)	(13,454)

Tangible assets	$13,046,425	$13,087,488	$13,435,197	$14,073,009	$15,062,538

Common shares outstanding	206,134	205,134	21,304	21,304	21,304

Tangible common equity ratio	10.20%	10.25%	3.84%	3.84%	3.71%
Tangible book value per common share	$6.46	$6.54	$24.22	$25.34	$26.24

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

Tier 1 Common Equity:
Total equity - GAAP	$1,433,023	$1,444,144	$986,847	$1,009,578	$1,027,269
Qualifying preferred stock	(63,047)	(63,047)	(430,498)	(428,703)	(426,724)
Unrealized gain on available-for-sale securities (1)	(20,233)	(19,234)	(13,957)	(12,659)	(15,453)
Disallowed deferred tax asset (2)	(25)	-	(267)	(272)	(981)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(11,100)	(11,689)	(12,277)	(12,866)	(13,454)
Cumulative change gain in fair value of liabilities
accounted for under a fair value option	(2,434)	(2,009)	(952)	(1,889)	(2,156)
Other disallowed assets	(807)	(922)	(907)	(808)	(881)
Tier 1 common equity	$1,307,279	$1,319,145	$499,890	$524,283	$539,522

Total risk-weighted assets	$9,947,559	$10,180,226	$10,432,804	$10,630,162	$11,183,518

Tier 1 common equity to risk-weighted assets ratio	13.14%	12.96%	4.79%	4.93%	4.82%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at
Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $12 million of the Corporation's deferred tax assets at March 31, 2012 (December 31, 2011 - $13 million; September 30, 2011 - $12 million
June 30, 2011 - $11 million; March 31, 2011 - $12 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $25k of such assets at March 31, 2012 (December 31, 2011 - $0; September 30, 2011 - $0.3 million; June 30, 2011 - $0.3 million;
March 31, 2011 - $1 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital.
According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's
Tier 1 capital. Approximately $7 million of the Corporation's other net deferred tax liability at March 31, 2012 (December 31, 2011 - $8 million;
September 30, 2011 - $7 million; June 30, 2011 - $5 million; March 31, 2011 - $5 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains a sound liquidity position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic liquidity and time-based reserve measures. The Corporation has maintained basic liquidity (cash, free liquid assets and secured lines of credit) in excess of the self-imposed minimum limit of 5% of total assets. As of March 31, 2012, the estimated basic liquidity ratio was approximately 10.0%, including un-pledged investment securities, FHLB lines of credit, and cash. At March 31, 2012, the Corporation had $539 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of March 31, 2012 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $69 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic liquidity computation. The Corporation has continued to issue brokered CDs pursuant to temporary approvals received from the FDIC to renew or roll over certain amounts of brokered CDs through June 30, 2012.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	March 31,	December 31,
(In thousands, except for share information)	2012	2011
ASSETS

Cash and due from banks	$380,065	$206,897

Money market investments:
Federal funds sold	1,069	2,603
Time deposits with other financial institutions	955	955
Other short-term investments	236,116	236,111
Total money market investments	238,140	239,669

Investment securities available for sale, at fair value	1,843,484	1,923,268

Other equity securities	37,951	37,951

Total investment securities	1,881,435	1,961,219

Investment in unconsolidated entities	36,990	43,401

Loans, net of allowance for loan and lease losses of $483,943
(December 31, 2011 - $493,917)	9,811,842	10,065,475
Loans held for sale, at lower of cost or market	44,352	15,822
Total loans, net	9,856,194	10,081,297

Premises and equipment, net	189,966	194,942
Other real estate owned	135,905	114,292
Accrued interest receivable on loans and investments	47,840	49,957
Other assets	319,088	235,601
Total assets	$13,085,623	$13,127,275

LIABILITIES

Deposits:
Non-interest-bearing deposits	$761,744	$705,789
Interest-bearing deposits	9,146,500	9,201,965
Total deposits	9,908,244	9,907,754

Securities sold under agreements to repurchase	1,000,000	1,000,000
Advances from the Federal Home Loan Bank (FHLB)	353,440	367,440
Notes payable	16,016	23,342
Other borrowings	231,959	231,959
Accounts payable and other liabilities	142,941	152,636
Total liabilities	11,652,600	11,683,131

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares;
outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 206,629,311
(December 31, 2011 - 205,794,024 shares issued)	20,663	20,579
Less: Treasury stock (at par value)	(49)	(66)

Common stock outstanding, 206,134,458 shares outstanding
(December 31, 2011 - 205,134,171 shares outstanding)	20,614	20,513
Additional paid-in capital	884,938	884,002
Retained earnings	444,202	457,384
Accumulated other comprehensive income	20,222	19,198
Total stockholders' equity	1,433,023	1,444,144
Total liabilities and stockholders' equity	$13,085,623	$13,127,275

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2012	2011	2011

Net interest income:
Interest income	$152,107	$156,752	$180,903
Interest expense	50,241	58,209	74,624
Net interest income	101,866	98,543	106,279
Provision for loan and lease losses	36,197	41,987	88,732
Net interest income after provision for loan and lease losses	65,669	56,556	17,547

Non-interest income:
Other service charges	1,519	2,116	1,718
Service charges on deposit accounts	3,247	2,988	3,332
Mortgage banking activities	4,475	3,717	6,591
Net (loss) gain on investments and impairments	(1,207)	(1,014)	19,341
Equity in (losses) earnings of unconsolidated entities	(6,236)	1,666	-
Other non-interest income	6,677	5,197	9,503
Total non-interest income	8,475	14,670	40,485

Non-interest expenses:
Employees' compensation and benefits	31,611	29,254	30,439
Occupancy and equipment	15,676	15,603	15,250
Business promotion	2,547	3,482	2,664
Professional fees	5,179	4,692	5,137
Taxes, other than income taxes	3,416	3,442	3,255
Insurance and supervisory fees	13,008	13,301	15,177
Net loss on real estate owned (REO) operations	3,443	8,602	5,500
Other non-interest expenses	10,313	7,450	5,444
Total non-interest expenses	85,193	85,826	82,866

Loss before income taxes	(11,049)	(14,600)	(24,834)
Income tax expense	(2,133)	(242)	(3,586)

Net loss	$(13,182)	$(14,842)	$(28,420)

Net (loss) income attributable to common stockholders - basic	$(13,182)	$262,011	$(35,437)

Net (loss) income attributable to common stockholders - diluted	$(13,182)	$263,153	$(35,437)

Net (loss) income per common share:

Basic	$(0.06)	$1.36	$(1.66)
Diluted	$(0.06)	$1.35	$(1.66)

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 157 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common shares trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 that FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the U.S. and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S. and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Condensed Income Statements:
Total interest income	$152,107	$156,752	$180,903
Total interest expense	50,241	58,209	74,624
Net interest income	101,866	98,543	106,279
Provision for loan and lease losses	36,197	41,987	88,732
Non-interest income	8,475	14,670	40,485
Non-interest expenses	85,193	85,826	82,866
Loss before income taxes	(11,049)	(14,600)	(24,834)
Income tax expense	(2,133)	(242)	(3,586)
Net loss	(13,182)	(14,842)	(28,420)
Net (loss) income attributable to common stockholders - basic	(13,182)	262,011	(35,437)
Net (loss) income attributable to common stockholders - diluted	(13,182)	263,153	(35,437)

Per Common Share Results:
Net (loss) earnings per share basic	$(0.06)	$1.36	$(1.66)
Net (loss) earnings per share diluted	$(0.06)	$1.35	$(1.66)
Cash dividends declared	$-	$-	$-
Average shares outstanding	205,217	192,546	21,303
Average shares outstanding diluted	205,217	194,741	21,303
Book value per common share	$6.65	$6.73	$28.19
Tangible book value per common share (1)	$6.46	$6.54	$26.24

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(0.41)	(0.43)	(0.75)
Interest Rate Spread (2)	2.95	2.73	2.64
Net Interest Margin (2)	3.25	3.03	2.89
Return on Average Total Equity	(3.67)	(4.16)	(11.09)
Return on Average Common Equity	(3.84)	(4.77)	(23.42)
Average Total Equity to Average Total Assets	11.09	10.45	6.76
Tangible common equity ratio (1)	10.20	10.25	3.71
Dividend payout ratio	-	-	-
Efficiency ratio (3)	77.21	75.81	56.46

Asset Quality:
Allowance for loan and lease losses to loans held for investment	4.70	4.68	5.06
Net charge-offs (annualized) to average loans	1.78	2.55	2.74
Provision for loan and lease losses to net charge-offs	78.40	61.97	110.83
Non-performing assets to total assets	10.18	10.19	9.34
Non-performing loans held for investment to total loans held for investment	10.87	10.78	11.12
Allowance to total non-performing loans held for investment	43.23	43.39	45.55
Allowance to total non-performing loans held for investment
excluding residential real estate loans	62.19	61.73	66.78

Other Information:
Common Stock Price: End of period	$4.40	$3.49	$5.00

1- Non-GAAP measure. See pages 19-20 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis. See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2012	2011	2011	2012	2011	2011	2012	2011	2011

Interest-earning assets:
Money market & other short-term investments	$502,182	$733,072	$488,087	$369	$522	$309	0.30%	0.28%	0.26%
Government obligations (2)	956,338	960,234	1,344,053	4,078	3,943	6,189	1.72%	1.63%	1.87%
Mortgage-backed securities	899,370	931,008	1,701,179	7,435	7,804	17,005	3.32%	3.33%	4.05%
Corporate bonds	2,000	2,000	2,000	29	29	29	5.83%	5.75%	5.88%
FHLB stock	36,651	38,227	51,332	401	324	713	4.40%	3.36%	5.63%
Equity securities	1,377	1,377	1,377	-	-	1	0.00%	0.00%	0.29%
Total investments (3)	2,397,918	2,665,918	3,588,028	12,312	12,622	24,246	2.07%	1.88%	2.74%
Residential mortgage loans	2,790,723	2,805,567	3,262,780	38,740	38,665	47,844	5.58%	5.47%	5.95%
Construction loans	432,550	474,647	811,530	2,659	2,963	6,377	2.47%	2.48%	3.19%
C&I and commercial mortgage loans	5,611,554	5,791,380	5,907,727	56,643	59,966	58,191	4.06%	4.11%	3.99%
Finance leases	243,344	249,394	278,642	5,312	5,230	5,694	8.78%	8.32%	8.29%
Consumer loans	1,311,075	1,316,535	1,411,940	37,850	38,516	40,520	11.61%	11.61%	11.64%
Total loans (4) (5)	10,389,246	10,637,523	11,672,619	141,204	145,340	158,626	5.47%	5.42%	5.51%
Total interest-earning assets	$12,787,164	$13,303,441	$15,260,647	$153,516	$157,962	$182,872	4.83%	4.71%	4.86%

Interest-bearing liabilities:
Brokered CDs	$3,636,596	$4,104,884	$6,019,057	$19,733	$22,726	$32,769	2.18%	2.20%	2.21%
Other interest-bearing deposits	5,473,194	5,505,317	5,238,157	17,001	19,276	21,290	1.25%	1.39%	1.65%
Loans payable	-	-	-	-	-	-	0.00%	0.00%	0.00%
Other borrowed funds	1,251,580	1,253,921	1,660,759	10,217	10,639	15,222	3.28%	3.37%	3.72%
FHLB advances	363,792	391,603	576,729	3,241	3,576	4,745	3.58%	3.62%	3.34%
Total interest-bearing liabilities (6)	$10,725,162	$11,255,725	$13,494,702	$50,192	$56,217	$74,026	1.88%	1.98%	2.22%
Net interest income				$103,324	$101,745	$108,846
Interest rate spread							2.95%	2.73%	2.64%
Net interest margin							3.25%	3.03%	2.89%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (30% for
2012; 30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.4 million, $2.6 million and $2.2 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2012	2011	2011

Other service charges	$ 1,519	$ 2,116	$ 1,718
Service charges on deposit accounts	3,247	2,988	3,332
Mortgage banking activities	4,475	3,717	6,591
Insurance income	1,480	1,002	1,333
Broker-dealer income	1,263	381	48
Other operating income	3,934	3,814	8,122

Non-interest income before net gain on investments,
loss on early extinguishment of borrowings and
equity in losses of unconsolidated entities	15,918	14,018	21,144

Proceeds from securities litigation settlement and other proceeds	26	-	631
Net gain on sale of investments	-	-	18,710
OTTI on debt securities	(1,233)	(1,014)	-
Net (loss) gain on investments	(1,207)	(1,014)	19,341

Equity in (losses) earnings of unconsolidated entities	(6,236)	1,666	-
	$ 8,475	$ 14,670	$ 40,485

Table 4 – Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Employees' compensation and benefits	$31,611	$29,254	$30,439
Occupancy and equipment	15,676	15,603	15,250
Deposit insurance premium	11,987	12,411	13,465
Other taxes, insurance and supervisory fees	4,437	4,332	4,967
Professional fees	5,179	4,692	5,137
Servicing and processing fees	2,160	2,454	2,211
Business promotion	2,547	3,482	2,664
Communications	1,721	1,724	1,878
Net loss on REO operations	3,443	8,602	5,500
Other	6,432	3,272	1,355
Total	$85,193	$85,826	$82,866

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2012	2011
Balance Sheet Data:
Loans, including loans held for sale	$10,340,137	$10,575,214
Allowance for loan and lease losses	483,943	493,917
Money market and investment securities	2,119,575	2,200,888
Intangible assets	39,198	39,787
Deferred tax asset, net	4,945	5,442
Total assets	13,085,623	13,127,275
Deposits	9,908,244	9,907,754
Borrowings	1,601,415	1,622,741
Total preferred equity	63,047	63,047
Total common equity	1,349,754	1,361,899
Accumulated other comprehensive income, net of tax	20,222	19,198
Total equity	1,433,023	1,444,144

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	March 31,	December 31,
	2012	2011

Residential mortgage loans	$2,799,224	$2,873,785

Commercial loans:
Construction loans	399,056	427,863
Commercial mortgage loans	1,500,746	1,565,411
Commercial and Industrial loans	3,774,913	3,856,695
Loans to local financial institutions collateralized by real estate mortgages	269,020	273,821
Commercial loans	5,943,735	6,123,790

Finance leases	242,228	247,003

Consumer loans	1,310,598	1,314,814
Loans held for investment	10,295,785	10,559,392
Loans held for sale	44,352	15,822
Total loans	$10,340,137	$10,575,214

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2012
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,123,972	$392,768	$282,484	$2,799,224

Commercial loans:
Construction loans	252,965	122,280	23,811	399,056
Commercial mortgage loans	1,053,441	64,471	382,834	1,500,746
Commercial and Industrial loans	3,503,499	227,825	43,589	3,774,913
Loans to a local financial institution collateralized by real estate mortgages	269,020	-	-	269,020
Commercial loans	5,078,925	414,576	450,234	5,943,735

Finance leases	242,228	-	-	242,228

Consumer loans	1,223,211	55,467	31,920	1,310,598
Loans held for investment	8,668,336	862,811	764,638	10,295,785

Loans held for sale	42,456	1,896	-	44,352
Total loans	$8,710,792	$864,707	$764,638	$10,340,137

Table 8 – Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,
	2012	2011
Non-performing loans held for investment:
Residential mortgage	$341,188	$338,208
Commercial mortgage	244,391	240,414
Commercial and Industrial	263,604	270,171
Construction	231,071	250,022
Consumer and Finance leases	39,159	39,547
Total non-performing loans held for investment	1,119,413	1,138,362

REO	135,905	114,292
Other repossessed property	12,494	15,392
Other Assets (1)	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,332,355	$1,332,589

Non-performing loans held for sale	-	4,764
Total non-performing assets, including loans held for sale	$1,332,355	$1,337,353

Past due loans 90 days and still accruing	$133,191	$130,816
Allowance for loan and lease losses	483,943	$493,917
Allowance to total non-performing loans held for investment	43.23%	43.39%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	62.19%	61.73%

(1) Collateral pledged to Lehman Brothers Special Financing, Inc.

Table 9– Non-Performing Assets by Geography

(Dollars in thousands)	March 31,	December 31,
	2012	2011
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$305,955	$297,595
Commercial mortgage	172,825	170,949
Commercial and Industrial	252,345	261,189
Construction	137,078	137,478
Finance leases	3,387	3,485
Consumer	33,686	34,888
Total non-performing loans held for investment	905,276	905,584

REO	91,452	85,788
Other repossessed property	12,415	15,283
Investment securities	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,073,686	$1,071,198
Non-performing loans held for sale	-	4,764
Total non-performing assets, including loans held for sale	$1,073,686	$1,075,962
Past due loans 90 days and still accruing	$124,940	$118,888

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$11,731	$11,470
Commercial mortgage	14,991	12,851
Commercial and Industrial	9,631	7,276
Construction	87,555	110,594
Consumer	489	518
Total non-performing loans held for investment	124,397	142,709

REO	27,263	7,200
Other repossessed property	36	67
Total non-performing assets, excluding loans held for sale	$151,696	$149,976
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$151,696	$149,976
Past due loans 90 days and still accruing	$8,251	$11,204

Florida:
Non-performing loans held for investment:
Residential mortgage	$23,502	$29,143
Commercial mortgage	56,575	56,614
Commercial and Industrial	1,628	1,706
Construction	6,438	1,950
Consumer	1,597	656
Total non-performing loans held for investment	89,740	90,069

REO	17,190	21,304
Other repossessed property	43	42
Total non-performing assets, excluding loans held for sale	$106,973	$111,415
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$106,973	$111,415
Past due loans 90 days and still accruing	$-	$724

Table 10 – Allowance for Loan and Lease Losses

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2012	2011	2011

Allowance for loan and lease losses, beginning of period	$493,917	$519,687	$553,025
Provision (recovery) for loan and lease losses:
Residential mortgage	2,336	8,423	6,327
Commercial mortgage	1,578	21,746	13,381
Commercial and Industrial	20,158	5,302	41,486
Construction	7,716	(1,096)	22,463
Consumer and finance leases	4,409	7,612	5,075
Total provision for loan and lease losses	36,197	41,987	88,732
Loans net charge-offs:
Residential mortgage	(5,731)	(9,077)	(5,161)
Commercial mortgage	(3,594)	(13,555)	(31,104)
Commercial and Industrial	(12,669)	(17,285)	(16,288)
Construction	(15,392)	(19,492)	(17,238)
Consumer and finance leases	(8,785)	(8,348)	(10,271)
Net charge-offs	(46,171)	(67,757)	(80,062)
Allowance for loan and lease losses, end of period	$483,943	$493,917	$561,695

Allowance for loan and lease losses to period end total loans held for investment	4.70%	4.68%	5.06%
Net charge-offs (annualized) to average loans outstanding during the period	1.78%	2.55%	2.74%
Provision for loan and lease losses to net charge-offs during the period	0.78x	0.62x	1.11x

Table 11 – Net Charge-Offs to Average Loans

	Quarter ended	Year ended
	March 31,	December 31,	December 31,		December 31,	December 31,
	2012	2011	2010		2009	2008

Residential mortgage	0.82%	1.32%	1.80%	(1)	0.82%	0.19%

Commercial mortgage	0.92%	3.21%	5.02%	(2)	1.64%	0.27%

Commercial and Industrial	1.25%	1.57%	2.16%	(3)	0.72%	0.59%

Construction	14.23%	16.33%	23.80%	(4)	11.54%	0.52%

Consumer and finance leases	2.26%	2.33%	2.98%		3.05%	3.19%

Total loans	1.78%	2.68%	4.76%	(5)	2.48%	0.87%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

CONTACT:
First BanCorp
Orlando Berges, 787-729-8018
Executive Vice President and
Chief Financial Officer
orlando.berges@firstbankpr.com